EXHIBIT 10.7.2

SECOND AMENDMENT TO

LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered into as of this 3rd day of June, 2010 (the “Effective Date”), by and between SF INFINITE DRIVE LLC, a Delaware limited liability company (“Landlord”), and GLOBEIMMUNE, INC., a Delaware corporation (“Tenant”).

WITNESSETH

WHEREAS, Tenant and Triumph 1450, LLC, a Colorado limited liability company (“Original Landlord”) entered into that certain lease dated October 25, 2005 (the “Original Lease”), as amended by that certain Lease Amendment dated August 25, 2006, (collectively, the “Lease”), whereby Tenant leases certain premises consisting of approximately 41,033 rentable square feet space (the “Premises”), in the building known as 1450 Infinite Drive, Louisville, Colorado 80027, as more particularly set forth in the Lease;

WHEREAS, Landlord is the successor to the Original Landlord’s interest in the Lease; and

WHEREAS, Landlord and Tenant desire to extend the lease term for the Premises and to otherwise amend and modify the Lease in certain respects, all as more particularly set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual covenants contained herein, Tenant and Landlord agree as follows:

1. Defined Terms. As used herein, the term “Lease” shall mean the Original Lease, as amended. All other initially capitalized terms not otherwise defined in this Amendment shall have the same meaning herein as ascribed to such terms in the Original Lease, as amended.

2. Extension of Lease Term. The Term of the Lease shall be extended for a period of three (3) years, commencing on November 1, 2010 (the “Renewal Commencement Date”) and expiring on October 31, 2013 (the “Expiration Date”) (collectively, the “Renewal Term”). Until the Renewal Commencement Date, Tenant shall continue to pay Base Rent as set forth in the Lease. The term “Expiration Date” as set forth in Section 1.2 of the Lease and used throughout the Lease is hereby modified to mean the Expiration Date as defined herein.

3. Definition of Base Rent. Effective as of the Renewal Commencement Date, the definition of Base Rent described in Section 1.5 of the Lease, is hereby modified by the following Base Rent schedule which is to take effect upon the Renewal Commencement Date:

Time Period	Annual Base Rent	Monthly Installment
11/1/10-10/31/11	$529,325.70	$44,110.48
11/1/11-10/31/12	$545,205.47	$45,433.79
11/1/12-10/31/13	$561,561.64	$46,796.80

4. Tenant Improvements. Tenant may perform, at its sole cost (except as set forth herein) certain leasehold improvements in the Premises (“Tenant Improvements”). Tenant shall cause the Tenant Improvements to be designed, engineered and constructed in a good and workmanlike manner, free of any defects, liens or other encumbrances, and substantially in accordance with working drawings approved in writing by Landlord and Landlord’s architect, which approval shall not be unreasonably withheld, conditioned or delayed (“Approved Drawings”), the terms and conditions of the Lease, and all applicable laws. The Approved Drawings shall include full ME&P, telecommunication data, and finishes sufficient to allow pricing for such items. Landlord shall have no obligation for construction work or improvements on the Premises, and Landlord’s contribution to the construction and improvements consists only of (i) delivery of possession of the Premises to Tenant in their “AS-IS” condition and with all existing faults, if any and (ii) the Allowance, as defined in Section 8 below. Tenant acknowledges that Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes. In no event shall Landlord be liable for any defects in the Premises or for any limitation on its use (it being understood and agreed that Landlord shall continue to perform all of its obligations with regard to the Building and the Premises pursuant to the Lease).

5. Tenant Improvement Allowance.

a. Allowance. Landlord shall provide to Tenant a tenant improvement allowance in the amount of Three Hundred Sixty-Nine Thousand Two Hundred Ninety Seven and No/100 Dollars ($369,297.00) (calculated at the rate of $9.00 per rentable square foot of the Premises) (the “Allowance”) to be applied to the cost of the Tenant Improvements within the Premises; provided however, that up to $123,100 of the Allowance may be applied by Tenant toward its relocation, telephone and data cabling and architectural and engineering plans, otherwise, the Allowance may be used only for construction of standard and customary improvements and related fees (including, without limitation, permit fees). The Allowance is all-inclusive, and there will be no additional amounts paid or payable by Landlord with respect to the Tenant Improvements. In no event shall the Allowance be used for the purchase of furniture, non-fixture equipment, or other personal property of Tenant. All overages above the Allowance contribution shall be the responsibility of Tenant. No credit will be provided for unused portions of the Allowance, and no unused Allowance may be applied to rent or other amounts due under the Lease.

b. Improvements. Tenant shall engage CRB Engineers to provide services for the design of the Tenant Improvements and shall engage its preferred contractor for the construction of the Tenant Improvements, all of which shall be (a) subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed (it being acknowledged by Landlord that Landlord has, prior to the execution of this Amendment, approved such Tenant Improvements), (b) licensed in the State of Colorado, and (c) insured in amounts reasonably acceptable to Landlord (it being acknowledged that Landlord has, prior to the execution of this Amendment, accepted the level of insurance maintained by CRB Engineers). Tenant shall provide Landlord with documentation reasonably satisfactory to Landlord that Tenant’s contractor is properly licensed and insured (and Landlord acknowledges that it has received such satisfactory evidence that CRB Engineers is properly licensed and insured). Tenant shall be responsible for coordinating and managing the design and build out of the Tenant Improvements and shall also be responsible for submitting plans to the appropriate authorities for permitting. Upon receipt of a reasonably detailed accounting therefor, Tenant shall pay Landlord all reasonable third party costs incurred by Landlord from its outside engineering consultant in connection with the review and approval of the space plans, Tenant Improvement design and construction, which may be paid out of the Allowance.

c. Payment of Allowance. The Allowance shall be paid to Tenant within thirty (30) days following receipt by Landlord of: (1) receipted bills covering all labor and materials expended and used in the construction of the Tenant Improvements; (2) a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work performed; (3) full and final waivers of lien from the general contractor (and, to the extent reasonably obtainable, from the subcontractors); (4) as-built plans of the improvements (which may be a marked-up version of the initial plans to show any changes thereto); (5) the certification of Tenant and its architect that the improvements have been completed in a good and workman-like manner in accordance with approved plans and all applicable laws, codes and ordinances and (6) evidence that a certificate of occupancy for the Premises, if applicable, has been issued by the applicable governmental authority. The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above, not to exceed the amounts reflected in Paragraph 5(a) hereof. Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease or this Amendment, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

6. Right of First Offer. Section 52 of the Lease is hereby deleted and replaced with the following new Section 52, Right of First Offer:

52. Right of First Offer.

52.1 Right of First Offer. Tenant shall have a continuing right of first offer on First Offer Space (as defined below) during the period beginning on the Commencement Date and expiring October 31, 2012 (the “Right of First Offer”). As used herein, “First Offer Space” shall mean any space in the Building during the Right of First Offer period. Notwithstanding the foregoing, the right to occupancy with respect to any such exercised Right of First Offer shall commence only following the expiration or earlier termination of any then existing lease pertaining to each such particular First Offer Space (each an “Existing Lease”), including any renewal of such Existing Lease, whether or not such renewal is pursuant to an express written provision in such lease and, regardless of whether any such renewal is consummated pursuant to a lease amendment or a new lease. Landlord shall provide written notice to Tenant (the “First Offer Notice”) from time to time when Landlord determines that Landlord shall commence the marketing of any First Offer Space because such space shall become available for lease to third parties. The First Offer Notice shall include the Base Rent upon which Landlord agrees to offer the First Offer Space to Tenant, which Base Rent shall be the then current market rate terms being offered by Landlord. Tenant shall have fifteen (15) business days following the date of Landlord’s delivery of the First Offer Notice to Tenant to exercise its Right of First Offer by providing Landlord with an irrevocable written notice (“Election Notice”) that Tenant elects to lease all of the First Offer Space described in the First Offer Notice on the same terms as set forth herein except for Base Rent for the First Offer Space which shall be as set forth in the First Offer Notice. Tenant shall not be permitted to lease less than all of the First Offer Space described in the First Offer Notice. In the event that Landlord does not receive Tenant’s Election Notice within the applicable time period set forth above, then Tenant shall be deemed to have declined to exercise its Right of First Offer with respect to the applicable First Offer Space and Landlord shall be flee to lease the space described in the Offer to any third party on such terms and conditions as Landlord may elect. In the event that Tenant does not give an Election Notice with respect to a particular First Offer Space by the expiration of the required time period therefor, and Landlord does not lease such First Offer Space within six (6) months thereafter, then Tenant may notify Landlord of its interest in additional space and Landlord shall provide another First Offer Notice to Tenant with respect to the applicable First Offer Space.

52.2 Terms and Conditions. In the event Tenant duly and timely delivers its Election Notice to Landlord, such exercise shall thereby create and constitute a binding lease of the First Offer Space by and to Tenant, subject to Landlord’s termination right pursuant to Paragraph 52.3 below, upon and subject to the terms and conditions contained in this Lease except as follows: (i) Tenant shall accept the First Offer Space in its “As-built” and “AS IS” condition without any obligation of Landlord to repaint, remodel, improve or alter the First Offer Space for Tenant’s occupancy or to provide Tenant any allowances therefor; (ii) the terms of Tenant’s lease of the First Offer Space, and obligation to pay Rent therefor, shall commence on such delivery date and continue for the remaining Term; (iii) with respect to the First Offer Space only, the Lease will be modified to reflect the Base Rent offered in the First Offer Notice, (iv) upon such delivery, the First Offer Space shall be part of the Premises under this Lease, such that the term “Premises” in this Lease thereafter shall refer to the space then leased immediately prior to such delivery, plus the First Offer Space (subject to the necessary economic term modifications applicable to the First Offer Space); and (v) as otherwise expressly provided in this Section 52. The Term for the First Offer Space shall expire conterminously with Tenant’s lease of the initial Premises.

52.3 Termination of Right of First Offer. Upon the occurrence of any of the following events, Landlord shall have the option, exercisable at any time prior to the commencement of the term as to the First Offer Space, to terminate all of the provisions of this Section 52 with respect to the then-applicable First Offer Space, whereupon all rights of Tenant pursuant to the Right of First Offer for the then-applicable First Offer Space shall terminate and shall be of no further force and effect:

(a) Tenant’s failure to timely exercise the Right of First Offer in strict accordance with this Section 52 for the applicable First Offer Space.

(b) The existence at either (i) the time of exercise of the Right of First Offer for the applicable First Offer Space, or (ii) immediately prior to the commencement of the term of the applicable First Offer Space, of a Breach on the part of Tenant under this Lease.

(c) Tenant is not, immediately prior to exercise of the Right of First Offer, in occupancy of at least seventy percent (70%) of the Premises then leased to Tenant.

(d) This Right of First Offer is personal to Tenant and shall not be transferable or assignable, by operation of law or otherwise, voluntarily or involuntarily, to any assignee of this Lease, or sublessee of all or any part of the Premises, or any other person or entity other than a Permitted Transferee. Time shall be of the essence with respect to all of the provisions of this Section 52.

7. Option to Extend. Section 53 of the Lease, Option to Extend, shall apply during the Renewal Term provided that the Option Term shall be amended to five (5) years.

8. Brokers. Tenant is being represented by CB Richard Ellis (“Tenant Broker”) for this transaction. Landlord is being represented by Jones Lang LaSalle Americas, Inc in this transaction as its broker (“Landlord Broker”). Landlord shall be responsible for payment of brokerage fees to the Landlord Broker and Tenant Broker in accordance with the terms of their separate agreements with Landlord. Other than Tenant Broker and Landlord Broker, Tenant covenants, warrants and represents it has had no conversations or negotiations with any broker concerning the leasing of the Premises. Other than any commissions or costs associated with Landlord Broker and Tenant Broker, Tenant hereby indemnifies Landlord against and from any and all claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any claims made through the Tenant by brokers (other than the Landlord Broker and Tenant Broker) claiming to have procured this Amendment for Tenant. Other than Tenant Broker and Landlord Broker, Landlord covenants, warrants and represents it has had no conversations or negotiations with any broker concerning the leasing of the Premises to Tenant. Landlord hereby indemnifies Tenant against and from any and all claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any claims made through the Landlord by brokers (including, without limitation, the Landlord Broker and Tenant Broker) claiming to have procured this Amendment for Landlord.

9. Equipment List. Notwithstanding anything else to the contrary in the Lease, upon termination, Tenant shall be permitted (and at the request of Landlord, required) to remove the equipment listed on Exhibit 1 attached hereto subject to the Tenant’s surrender and restoration requirements set forth in the Lease. The removal rights and requirements with respect to all other property within the Premises shall be governed by the Lease.

10. Ratification of Lease. Except as expressly amended by this Amendment, the Lease is hereby ratified in its entirety and shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Original Lease and the terms and conditions of this Amendment, this Amendment shall prevail and be controlling.

11. Tenant Representation. Tenant hereby represents that it has not assigned, transferred or sublet any interest in the Lease and that it has full power and authority to enter into this Second Amendment to the Lease.

12. Counterparts. This Amendment may be executed in counterparts, and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

13. Memorandum of Lease. The Parties shall execute and record a memorandum of the Lease (as amended hereby) in the form attached as Exhibit H to the Lease (except that the term shall reflect the extension of the expiration date of the Lease set forth herein).

14. Security Deposit/Letter of Credit. As of the date hereof, Section 1.7 and Paragraph 5 of the Lease are hereby amended such that the maximum amount of the Security Deposit or the Letter of Credit, as the case may be, shall be $100,000, and Section 5.3 is hereby deleted in its entirety.

15. Financial Information. As of the date hereof, Paragraph 48 of the Lease is hereby amended by deleting the words “ninety (90) days” and replacing them with the words “one hundred eighty (180) days”.

16. Notices. As of the date hereof, Section 23.1 of the Lease is hereby amended by (a) deleting the name “Grant Wiemers” and replacing it with the words “Senior Director, Finance and Controller”, and (b) deleting the address and contact information for Cooley Godward LLP and replacing it with the following: “Cooley LLP, 380 lnterlocken Crescent, Suite 900, Broomfield, Colorado 80021, Attention: Brent Fassett, Esq. and Cooley LLP, 1114 Avenue of the Americas, New York, New York 10036, Attention: Daniel A. Goldberger, Esq.”

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Lease Agreement effective as of the date first set forth above.

TENANT:

GLOBEIMMUNE, INC.,
a Delaware corporation

By: /s/ Jeff Rona
Name: Jeff Rona
Title: CBO
Date: 6/3/2010

LANDLORD:

SF INFINITE DRIVE LLC, a Delaware limited liability company

By: /s/ Jay D. Matter
Name: Jay D. Matter
Title: Director Grosvenor Investment Management US Inc.
Date: Authorized Representative for SF Infinite Drive LLC